CONTACT:   Norine Lyons                FOR IMMEDIATE RELEASE
           (703) 876-3190              August 17, 1995


GENERAL DYNAMICS TO BUY BATH IRON WORKS

    FALLS CHURCH, Va. -- General Dynamics Corporation [NYSE:GD] today announced that it has entered into a definitive agreement to buy Bath Iron Works, a privately owned shipyard in Bath, Maine, for $300 million in cash.
The transaction has been approved by the boards of directors of both companies, and is subject to normal regulatory clearances. General Dynamics will not assume any debt in the transaction, which is expected to close within a month.
    Founded in 1884, Bath Iron Works is the U.S. Navy's premier builder of surface combatant ships, and has served as the lead shipyard for 10 of the 20 classes of surface combatants built for the Navy since World War II. Its 1995 revenues are estimated to be approximately $830 million, and its total backlog is approximately $2 billion. The total backlog includes contracts for the delivery of 11 DDG 51 destroyers through 2000. Navy plans call for the delivery of an additional 25 destroyers through 2010; it is expected that these will be allocated between Bath Iron Works and its principal competitor.
    General Dynamics Chairman and CEO James R. Mellor said, "This acquisition benefits both companies and their customers, and it clearly enhances value for General Dynamics' shareholders, as well. We provide Bath Iron Works a solid commitment to defense, a long tradition of shipbuilding experience, and the financial strength to invest in and modernize their facility. Bath brings us leadership in their market, a skilled management team and work force, and an impressive and sustainable backlog. In addition, they share our commitment to ensuring affordable products for the U.S. Navy."
    Bath Iron Works President and CEO Duane D. Fitzgerald said, "I'm very pleased that Bath is joining General Dynamics. Together we have over two hundred years of naval shipbuilding leadership. Equally important, General Dynamics provides a solid financial foundation to enhance Bath Iron Works' future. This is good for our employees, their families, and the state of Maine."
    After the close of the transaction, General Dynamics will have a Marine group. The group will include General Dynamics' Electric Boat nuclear submarine operations; American Overseas Marine Corporation (AMSEA) pre-positioning and ready-reserve ship management operations; and Bath Iron Works. Each unit within the group will operate independently, and will report to General Dynamics Executive Vice President James E. Turner, Jr. , who will remain president of the company's Electric Boat Division. The Marine group is expected to have approximately $2.3 billion of annual revenues.
    Bath Iron Works employs approximately 8,300 people at three primary locations in Maine: a headquarters and shipyard in Bath; fabrication, warehousing and engineering facilities in Brunswick; and an overhaul and repair facility in Portland.
    General Dynamics employs approximately 22,000 people and has two primary operating units. Electric Boat, headquartered in Groton, Connecticut, designs and builds nuclear submarines for the U.S. Navy. Land Systems, headquartered in Sterling Heights, Michigan, designs and builds armored vehicles for the U.S. Army, U.S. Marine Corps, and a number of international customers. Corporate headquarters is in Falls Church, Virginia; 1994 sales were $3 billion.


Bath Iron Works Five-Year Financial History
$ in millions
                     1991    1992    1993    1994    1995E
Sales                $790    $821    $872    $893     $832
Operating Income*      50      60      44      50       48
Operating Margin*     6.3%    7.3%    5.0%    5.6%     5.8%

* Pre-tax, excludes debt service and goodwill amortization